EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call - April 27, 2007

Mike LaVelle:	Thank you, Dave, I will now take questions.

Operator:
At this time, I would like to remind everyone if you would like to pose a question, press star, then number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, that is star, one to pose a question.

There appears to be no more questions at this time. I will now turn the floor over to Mike LaVelle for any finishing remarks. I’m sorry sir, we have a late question that just came in. It’s Ed Griganavicius.

Ed Griganavicius:	Good Morning Mike. How’s it going?

Mike LaVelle:	Morning, Ed.

Ed Griganavicius:
Good, good. Hey, I missed a little bit of the first part of the call, but I have a couple questions for you here. As far as Alliance Management, how long is that relationship going to continue and what do you see as the ongoing costs?

Mike LaVelle:	The relationship will continue in a reduced form from now going forward, and I think the costs would be nominal. We’ll probably have one senior consultant working with us on the account.

Ed Griganavicius:	Okay, and did - okay go ahead, I’m sorry.

Mike LaVelle:	Mainly helping us, again monitor the progress of our plans very closely, and also report back to our Board on the progress of the changes we’re implementing.

Ed Griganavicius:	Okay, did you mention at all in the beginning of the call, any forecasts for the second quarter or for the remainder of the year, in terms of revenue or earnings?

Mike LaVelle:
I did mention in the first part of the call that we did feel that for the year, we would probably have a loss of about $4 million and that would be made up of $2 million in one time charges for severance and consulting, and $2 million in investments we’re making to build our markets.

Ed Griganavicius:
Okay, all right, I apologize for that. As far as a breakdown of your three lines of business, be it staffing and solutions and I guess you’re realigning that now, traditionally in the past it used to be managed through the staffing solutions. What is the breakdown by your three lines of business and what’s your utilization right now?

Mike LaVelle:
The breakdown on the three lines of business are, first, the staffing business, and the staffing business is the business where we really provide services to our major accounts and they are high volume accounts where we have probably lower margin business and we have to keep both our cost and our performance in line with the type of business we have. It’s about, I would say about a third of our revenues come from our high volume business and it’s one that we do very well in.

The second business we have is our customs services is what we’re calling that line of business, and this is our middle market businesses and basically it’s based within geographies across the country and it’s a relationship based business where we know our customers, we know their - what they need, and we make sure that we’re giving them the solutions in both resources and capabilities that they’re looking for.

And then our solutions business is really built around network services, IP telephony installations and hardware support and also some integration application, integration and application development work for state and local governments and ERP integration.

Ed Griganavicius:	Okay, so your revenue breakdown between those three lines of business, how does that break down right now and the utilization, how is the utilization performing?

Mike LaVelle:	I’m going to let Dave answer that so you get a more accurate answer.

Dave Steichen:	From a revenue standpoint, each of those businesses is about a third of our total revenue.

Ed Griganavicius:	Okay (inaudible).

Dave Steichen:
Coming into 2007 we expect it will be - it will stay in that range. From a utilization standpoint, the first two pieces of that business, the staffing and the custom service pieces of the business, run at very high utilizations in the mid to upper 90s. The solutions, you know, there’s a number of different practices within the solutions organization. Some of those practices run in the high 90s and the outsourcing type practices, some of those practices run, well we try to run them in the mid 70s you know, quarter to quarter, month to month.

Ed Griganavicius:	Yeah, but overall, how is the solutions area performing right now? I know last year we struggled with the Michigan economy and this always seem to be a pain point.

Dave Steichen:
Yeah, I think we’ve made it through most of the pain of the Michigan economy. During the first quarter we had two practices that ran lower than expected utilization and they were below 70% but they both have big strong pipelines and we believe we will get it back on track.

Ed Griganavicius:	Okay.

Dave Steichen:	By mid second quarter.

Ed Griganavicius:	Okay, so solutions practices as a whole, what utilization are we at?

Dave Steichen:	I don’t have a blended number and it really wouldn’t be a meaningful number given the varying types of practices that are in there.

Ed Griganavicius:	Okay. Good.

Mike LaVelle:	Let me say this. There is strong focus here, there has been in the solution business in improving the productivity, and we’ve made significant cost reductions over the last quarter in that area.

Ed Griganavicius:
Okay. Last year you landed three large contracts that we were heavily investing in. I think it was stated that, with those three large contracts that represented about 700 million in new contractor spend. How are we performing on those agreements? From what I recall, you guys opened a few new offices, or maybe just one office, but are we executing on those deals? How are we performing there?

Mike LaVelle:
I think, you know as far as - most of those contracts were in our staffing business and a couple of them are taking some time to get started. Some of it, I believe, was the IBM contracts that we won and we are doing very well in that account. We have a good pipeline there, so you know, I’m pretty positive about those major accounts and particularly IBM, where I see a lot of possibility for growth. We also added Expedia, I believe, and we’ve just installed that and actually are supporting it well as a managed service account and I think even expanding some of our support into Europe so that account looks good. I think the other accounts we were talking about were Freddie Mac and probably CSC and I think both of those are developing, but they’re taking a while to develop and they probably will. They’ll probably take some time to develop.

Ed Griganavicius:	All right, well thanks for your time.

Mike LaVelle:	Thank you very much.

Ed Griganavicius:	All right.

Operator:
Once again, at this time, I would like to remind everyone, if you would like to pose a question, please press star, then number one on your telephone keypad.

There appears to be no more questions. I will now turn the floor over to Mike LaVelle for any finishing remarks.

Mike LaVelle:
I just want to thank everybody for joining us on the call this morning and I know that you’re not satisfied and certainly I’m not satisfied with the numbers we’ve put out this quarter. However, I am excited about the opportunities ahead of us and where we can take our company and I look forward to us implementing and beating our plans going forward. So thank you very much and we’ll talk to you next time.

Operator:	This concludes today’s Analysts International Conference Call. You may now disconnect.